Exhibit 4.2

BP Capital Markets p.l.c.,

Company

AND

BP p.l.c.,

Guarantor

TO

The Bank of New York Trust Company, N.A.,

Trustee

Fourth Supplemental Indenture

Dated as of March 15, 2007

Supplement to Indenture Dated as of March 8, 2002

4 7/8% Guaranteed Notes due 2010

FOURTH SUPPLEMENTAL INDENTURE

FOURTH SUPPLEMENTAL INDENTURE, dated as of March 15, 2007, among BP Capital Markets p.l.c., a corporation duly organized and existing under the laws of England and Wales (herein called the “Company”), having its principal office at Chertsey Road, Sunbury on Thames, Middlesex TW16 7BP United Kingdom, and BP p.l.c., a corporation duly organized and existing under the laws of England (herein called the “Guarantor”), having its registered office at 1 St. James’s Square, London SW1Y 4PD, England, and The Bank of New York Trust Company, N.A., a national banking association having its Corporate Trust Office at 227 West Monroe Street, 26th Floor, Chicago, Illinois 60606, as Trustee (herein called the “Trustee”) under the Base Indenture (as hereinafter defined).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Guarantor have heretofore executed and delivered to the Trustee the Indenture, dated as of March 8, 2002 (herein called the “Base Indenture”), providing for the issuance from time to time of one or more series of the Company’s unsecured debentures, notes or other evidences of indebtedness (herein and in the Base Indenture called the “Securities”), the forms and terms of which are to be determined as set forth in Sections 201 and 301 of the Base Indenture;

WHEREAS, the Company desires to create a series of Securities in an aggregate principal amount of U.S.$500,000,000, which shall be designated the 4 7/8% Guaranteed Notes due 2010 (the “Notes”), and all action on the part of the Company necessary to authorize the issuance of the Notes under the Base Indenture and this Fourth Supplemental Indenture has been duly taken; and

WHEREAS, all acts and things necessary to make this Fourth Supplemental Indenture a valid agreement of the Company, in accordance with its terms, have been done.

RECITALS OF THE GUARANTOR

WHEREAS, the Guarantor desires to make the Guarantees provided for herein and in the Base Indenture; and

WHEREAS, all things necessary to make this Fourth Supplemental Indenture a valid agreement of the Guarantor, in accordance with its terms, have been done.

NOW, THEREFORE, THIS FOURTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE ONE

CREATION OF THE NOTES

Section 1.1. Designation of Series. Pursuant to the terms hereof and Sections 201 and 301 of the Base Indenture, the Company hereby creates a series of Securities designated as the “4 7/8% Guaranteed Notes due 2010,” which Notes shall be deemed “Securities” for all purposes under the Base Indenture.

Section 1.2. Form of Notes. The form of the Notes shall be substantially as set forth in Exhibit A attached hereto, which is incorporated herein and made part hereof. The Notes shall bear interest, be payable and have such other terms as are stated in said form of the Notes attached hereto as Exhibit A and in the Base Indenture, as supplemented by this Fourth Supplemental Indenture. The Stated Maturity of the Notes shall be March 15, 2010.

Section 1.3. Limit on Amount of Series. The Notes shall not exceed U.S.$500,000,000 in aggregate principal amount Outstanding under the Base Indenture at any time, except as otherwise provided in the last paragraph of Section 301 of the Base Indenture. The Notes may, upon the execution and delivery of this Fourth Supplemental Indenture or from time to time thereafter, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes upon the delivery of a Company Order and such other documents as shall be required by the Base Indenture.

Section 1.4. Redemption. The Notes shall not be redeemable except as provided in Section 1108 of the Base Indenture.

Section 1.5. No Sinking Fund. No sinking fund will be provided with respect to the Notes.

Section 1.6. Notes Not Convertible or Exchangeable. The Notes will not be convertible or exchangeable for other securities or property.

Section 1.7. Issuance of Notes; Selection of Depositary. The Notes shall be issued as Global Securities in registered form, without coupons. The initial Depositary for the Notes shall be The Depository Trust Company.

ARTICLE TWO

MISCELLANEOUS

Section 2.1. Execution as Supplemental Indenture. This Fourth Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Base Indenture and, as provided in the Base Indenture, this Fourth Supplemental Indenture forms a part thereof. Except as herein expressly otherwise defined, the use of the terms and expressions herein is in accordance with the definitions, uses and constructions contained in the Base Indenture.

Section 2.2. Responsibility for Recitals, Etc. The recitals herein shall be taken as the statements of the Company and the Guarantor, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representations as to the validity or sufficiency of this Fourth Supplemental Indenture.

Section 2.3. Provisions Binding on Company’s and Guarantor’s Successors. All the covenants, stipulations, promises and agreements of the Company contained in this Fourth Supplemental Indenture shall bind the Company’s successors and assigns whether so expressed or not. All the covenants, stipulations, promises and agreements of the Guarantor contained in this Fourth Supplemental Indenture shall bind the Guarantor’s successors and assigns whether so expressed or not.

Section 2.4. New York Contract. This Fourth Supplemental Indenture, each Note and the Guarantees shall be governed by and construed in accordance with the laws of the state of New York, except that the authorization and execution of this Fourth Supplemental Indenture, each Note and the Guarantees shall be governed by the laws of the respective jurisdictions of organization of the Company and the Guarantor.

Section 2.5. Execution and Counterparts. This Fourth Supplemental Indenture may be executed with counterpart signature pages or in any number of counterparts, each of which shall be an original but such counterparts shall together constitute but one and the same instrument.

Section 2.6. Capitalized Terms. Capitalized terms not otherwise defined in this Fourth Supplemental Indenture shall have the respective meanings assigned to them in the Base Indenture.

IN WITNESS WHEREOF, the Company and the Trustee hereto have caused this Fourth Supplemental Indenture to be duly executed, and the Guarantor has caused this Fourth Supplemental Indenture to be signed on its behalf by Gary Admans, its duly appointed attorney, all as of the day and year first above written.

BP CAPITAL MARKETS p.l.c.

By:	/s/ PATRICK EDWARD HALPIN
Name:	Patrick Edward Halpin
Title:	Authorised signatory

Attest:

By:	/s/ ELEANOR FISHER
Name:	Eleanor Fisher
Title:	Legal Advisor

BP p.l.c.

By:	/s/ GARY ANTONY ADMANS
Name:	Gary Antony Admans
Title:	Authorised signatory

THE BANK OF NEW YORK TRUST COMPANY, N.A. AS TRUSTEE

By:	/s/ BENITA A. VAUGHN
Name:	Benita A. Vaughn
Title:	Vice President

Attest:

By:	/s/ JANICE OTT ROTUNNO
Name:	Janice Ott Rotunno
Title:	Vice President

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